Commission file number 1-1072


                      SECURITIES AND EXCHANGE COMMISSION

                           WASHINGTON, D. C.  20549

                         =============================

                                   FORM 11-K

                         =============================

                                 ANNUAL REPORT

                       Pursuant to Section 15 (d) of the
                        Securities Exchange Act of 1934

                    For The Fiscal Year Ended June 30, 1997

                        ==============================

                        POTOMAC ELECTRIC POWER COMPANY
                       SAVINGS PLAN FOR EXEMPT EMPLOYEES

                        POTOMAC ELECTRIC POWER COMPANY

                        1900 PENNSYLVANIA AVENUE, N.W.
                           WASHINGTON, D. C.  20068

                                                PEPCO SAVINGS PLAN
                                                FORM 11-K - 1997




                                   SIGNATURE
                                   ---------

      Pursuant to the requirements of the Securities Exchange Act of 1934, the Administrative Board has duly caused this annual report to be signed on its behalf by the undersigned, thereunto duly authorized.

                              POTOMAC ELECTRIC POWER COMPANY
                              SAVINGS PLAN FOR EXEMPT EMPLOYEES





                              By /s/  DENNIS R. WRAASE
                                -------------------------------
                                   Dennis R. Wraase, Chairman
                                     Administrative Board




Dated:  December 10, 1997